                               STOCK PURCHASE AGREEMENT

    This AGREEMENT made and entered into as of July 14, 1997 among (i) AirNet Systems, Inc., an Ohio corporation ("Buyer"), (ii) Carole E. Aasen ("Aasen"),individually, and (iii) Carole E. Aasen, as sole trustee under the Carole E. Aasen Revocable Living Trust of October 28, 1996, and Thomas M. McQuaid and Judith A. McQuaid, as joint tenants with right of survivorship (sometimes collectively "Sellers" and sometimes individually "Seller").

    WHEREAS, Sellers own all of the outstanding shares of capital stock of Data Air Courier, Inc., a Missouri corporation (the "Company").

    WHEREAS, Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers, all of the outstanding capital stock of the Company, upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, intending to be legally bound, the parties hereto hereby agree as follows:

    l. PURCHASE AND SALE OF STOCK. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Sellers of, and Sellers each agree to sell, assign, transfer and deliver to Buyer, at the Closing provided for in Section 3, all of the capital stock of the Company, consisting of 107.5 shares (hereinafter sometimes the "Shares" or the "Stock"), free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind. The number of Shares owned by each of the Sellers is set forth on Exhibit 1 hereto.

    2.   CONSIDERATION.  The purchase price ("Purchase Price") for the Shares
is Three Million Six Hundred Thousand Dollars ($3,600,000.00).   The Purchase
Price shall be adjusted after the Closing Date as provided herein.

         2.1 MANNER OF PAYMENT. Subject to adjustment as provided in this Agreement, as consideration for the Shares, Buyer, at the Closing, shall pay against delivery of the Shares duly endorsed in blank or in a form appropriate for transfer, the Purchase Price by certified or cashier's check on the Closing Date to Seller.

         2.2  PURCHASE PRICE ADJUSTMENT.

         (a) The Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the amount (positive or negative) of the Net Working Capital of the Company on the Closing Date. As used herein, the term "Net Working Capital" shall mean the Company's current assets minus current liabilities, as such amounts are reflected on the Closing Date Balance Sheet (as hereinafter defined).

         (b) As promptly as practicable after the Closing Date (but in no event later than 60 days thereafter) Sellers shall prepare and deliver to Buyer for its review and comment (i) a balance sheet dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall fairly present, in reasonable detail, the financial position of the Company as at the close of business on the Closing Date in accordance with generally accepted accounting principles consistently applied ("GAAP") (except for the omission of certain footnotes and other presentation items required by GAAP with respect to such financial statements). If Buyer objects to any amounts reflected on the Closing Date Balance Sheet, Buyer must, within 30 days after Buyer's receipt of the Closing Date Balance Sheet, give written notice (the "Notice") to Sellers specifying in reasonable detail its objections, or Sellers' determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the 30 day period (the "Resolution Period") after the date of Sellers' receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five business days after the expiration of the Resolution Period, all disputes shall be submitted to Ernst & Young, LLP, or if such firm is unavailable or unwilling to resolve such disputes, to another nationally recognized accounting firm mutually acceptable to Buyer and Sellers (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 45 days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto. The first $10,000 of fees and expenses of the Independent Accountant for all such claims in the aggregate shall be borne equally by each party. Any fees and expenses of the Independent Account in excess of such $10,000 shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Buyer will provide Sellers with access to the books, records and personnel of Buyer that Sellers reasonably request.

         (c) If the Acquisition Price Adjustment (as finally determined in accordance with the provisions set forth above) is a positive (negative) amount, then, within five business days after such final determination, Buyer (Sellers) shall pay to Sellers(Buyer) such amount in immediately available funds.

         2.3  ESCROW.   There shall be placed in escrow with NationsBank Dallas
("Escrow Agent") $800,000.00 of the Purchase Price. Such $800,000.00 shall be delivered by Sellers to the Escrow Agent at Closing and shall be held and delivered by the Escrow Agent in accordance with the terms and provisions of an escrow agreement substantially in form to Exhibit 2, which Buyer, Sellers and the Escrow Agent will execute and deliver at Closing. Buyer shall be entitled to recover from such funds held by the Escrow Agent for any liabilities or claims arising (i) under the indemnification provisions of this Agreement, including, but not limited to, provisions relating to misrepresentations and nonfulfillment of this Agreement and (ii) for any period prior to the Closing including, but not limited to, matters such as environmental, legal and taxes except to the extent such matters are specifically listed and quantified in the Schedules to this Agreement; provided that Buyer's aggregate claims must exceed $5,000.00 before a claim may be filed. Interest on the funds in the Escrow account shall accrue to the benefit of Sellers and shall be distributed in accordance with the Escrow Agreement. On the date occurring one year after Closing, the entire amount of $800,000.00 (less the amount of (i) any escrow related expenses which are to be paid solely by Sellers from such Escrow account and (ii) any claims filed) shall be released from such Escrow account to Seller, provided, however, if Buyer has filed a claim, the Escrow agent will not distribute the disputed amount to either party but shall continue to hold such funds until the parties resolve the dispute. If the parties are unable to resolve the dispute within thirty (30) days of the filing of such claim, the parties shall seek resolution in accordance with the provisions set forth in Section 14.

    3. CLOSING. The closing of the purchase and the sale of the Stock (the "Closing") shall take place at the office of Vorys, Sater, Seymour and Pease, 52
E. Gay Street, Columbus, Ohio (or at such other place as the parties may mutually agree) on such date as soon as practicable upon which the parties shall mutually agree, but in no event later than July 30, 1997 (the "Closing Date", "Closing" or "time of closing"). The Closing Date may be postponed to a later time and date by mutual agreement of the parties. If the Closing Date is postponed, all reference to the Closing Date in this Agreement shall refer to the postponed date.

    4. INSTRUMENTS OF CONVEYANCE AND TRANSFER AND FURTHER ASSURANCES. On the Closing Date, the Sellers each shall deliver to Buyer the Shares with appropriate endorsement or Stock Power attached, and in either event with the signature of such Seller in form and substance satisfactory to Buyer and its counsel so as to vest in Buyer good and marketable title to all of the Shares free and clear of any lien, security interest, charge of encumbrance of any kind or nature.

    Both at the Closing and from time to time after the Closing at the request of either, the Sellers and Buyer agree that without further consideration such party or parties will execute and deliver to the other such other instruments of conveyance and transfer and will take such other action as reasonably may be required effectively to consummate the transfers contemplated for Buyer to acquire the Shares and to consummate and effectuate the purposes of this Agreement.

    5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. In order to induce Buyer to enter into this Agreement, Aasen and Sellers, jointly and severally, represent and warrant to Buyer as follows:

         5.1 OWNERSHIP OF THE SHARES AND THE EXECUTION AND EFFECT OF THIS AGREEMENT. Sellers have (i) good and valid title to the Shares, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever and (ii) the full legal right, power, authority and capacity to enter into and perform this Agreement and to sell, assign, transfer and deliver the Shares as provided in this Agreement; and such delivery will convey to Buyer good and marketable title to the Shares, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever. This Agreement constitutes the legal, valid and binding obligation of each of the Sellers enforceable in accordance with its terms.
None of the Sellers have any legal obligation, absolute or contingent, to any other person or firm to sell any of the Shares or to effect any merger, consolidation, or other reorganization, or to enter into any agreement with respect to any of the Shares or which would affect his title to or right to deliver the Shares on the Closing Date free, clear and unencumbered. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Sellers will (i) result in a breach or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under any promissory note, bond, mortgage, indenture, deed of trust, license, agreement, or other material instrument or obligation to which any of the Sellers is a party or by the Seller may be bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Sellers, or any properties or assets of any of the Sellers. No consent or approval by, notice to, or registration with any governmental authority is required on the part of any of the Sellers prior to the Closing Date in connection with the execution and delivery by any of the Sellers of this Agreement or the consummation by any of the Sellers of any of the transactions contemplated hereby.

         5.2 CORPORATE ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Sellers have delivered to Buyer completed and correct copies of the Company's Certificate of Incorporation and By-Laws as in effect on the date hereof. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 5.2. The Company is not required to be qualified or licensed to do business and in good standing as a foreign corporation in any other jurisdiction. Schedule 5.2 sets forth a true and completed list of the names, addresses and titles of the directors and officers of the Company.

         5.3 CORPORATE AUTHORITY. The Company's Board of Directors has duly authorized the sale of the Shares to Buyer and the consummation of the other transactions contemplated hereby.

    The Company has no legal obligation, absolute or contingent, to any other person or firm to sell any portion of its assets, other than those transactions which would occur in the ordinary course of its business, or to effect any merger, consolidation, or other reorganization or enter into any other agreement with respect thereto which would in any way adversely affect the consideration, business, or properties which would be indirectly acquired by Buyer through the acquisition of the Shares. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in a breach of any provision of or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or encumbrance of any kind or nature upon any of the terms, conditions or provisions of the Company's Certificate of Incorporation or By-Laws or any promissory note, bond, mortgage, indenture, deed of trust, license, agreement, or other material instrument or obligation to which the Company is a party or by which the Company, any of its assets or any of the Shares may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, material rule or regulation applicable to the Company, any of its properties, its assets or any of the Shares. No consent or approval by, notice to, registration or qualification with any governmental authority is required on the part of the Company prior to the Closing Date in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

    All of the Company's rights and the authority to conduct its business shall remain in the same condition at and as of the Closing Date as they are at the moment prior to the execution of this Agreement by the Sellers.

         5.4 CAPITALIZATION. The authorized capital stock of the company consists of 300 shares of Common Stock of the par value of $100 per share.
There are presently issued and outstanding 107.5 shares, all of which are owned by the Sellers. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation or any preemptive or other right. The Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the

Company or any other security exercisable or exchangeable for or convertible into any capital stock or any security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the Company or any other security exercisable or convertible into any capital stock or any other security of the Company.

         5.5  SUBSIDIARIES.  The Company has no subsidiaries.

         5.6 FINANCIAL STATEMENTS. Sellers have delivered to Buyer copies of the following financial statements (hereinafter sometimes collectively "Financial Statements"):

              (i) The audited balance sheets of the Company as of December 31, 1993, 1994, 1995 and 1996 and statements of income, changes in stockholders' equity and cash flows for the fiscal years ended on those dates, together with supporting schedules and the reports thereon of Ernst & Young, LLP, certified public accountants; and

              (ii) The unaudited balance sheet of the Company as of April 30,
                   1997 and related statements of income, changes in stockholders' equity and cash flows for the four month period ended on such date, together with supporting schedules, identified by the President of the Company and Ernst & Young, LLP (the "April '97 Financial Statements").

Except as set forth in the notes thereto or as set forth in Schedule 5.6, all of the Financial Statements are complete and correct and present fairly and accurately the financial position of the Company at the respective dates of said balance sheets and the results of the operations and changes in financial position for the respective periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods.

    The Company has good and marketable title to all of the assets set forth in the April '97 Financial Statements and to such additional assets as may have been acquired by the Company after April 30, 1997.

    The Company has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than (i) those expressly disclosed in any of the Financial Statements and/or this Agreement and (ii) any liabilities incurred in the ordinary course of business of the Company after April 30, 1997 which are not, singly or in the aggregate, materially adverse to the Company.

    The Company has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those disclosed in the Financial Statements and/or this Agreement and any liabilities incurred in the ordinary course of business of the Company.

         5.7 NO MATERIAL CHANGE. Since April 30, 1997, except (i) for the execution and delivery of this Agreement and (ii) as set forth in Schedule 5.7, the Company has not:

             (i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities, other than changes in the ordinary course of business, which changes have not individually or in the aggregate been materially adverse to the Company;

             (ii) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially adversely affecting its condition (financial or otherwise or operations (present or prospective);

             (iii) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company;

             (iv) incurred or agreed to incur any indebtedness for borrowed money;

             (v) paid or obligated itself to pay in excess of $5,000.00 in the aggregate for any fixed assets;

             (vi) suffered any substantial loss or waived any substantial right;

             (vii) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

             (viii) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

             (ix) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

             (x) increased, or agreed to increase, the compensation payable to any of its officer, employees or agents ("Company Personnel"), adopted or increased or agreed to adopt or increase or agreed to adopt or increase any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Corporate Personnel or; paid or agreed to pay any bonus or incentive compensation, or any other like benefit to any Corporate Personnel; or entered into or agreed to enter into any severance arrangement with any of the Company's employees;

             (xi) lost any major customer or had any material order canceled or become aware of any threatened cancellation of any material order;

             (xii) made or permitted any amendment or termination of any contract, agreement or license to which it is a party other than in the ordinary course of business;

             (xiii) had any resignation or termination of employment of any of its officers or key employees or become aware of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective);

             (xiv) had any labor trouble or become aware of any impending or threatened labor trouble;

             (xv) experienced any shortage or difficulty in obtaining any raw material;

             (xvi) made any change in its accounting methods or practices with respect to its condition, operations, business, or practices with respect to its condition, operations, business, properties, assets or liabilities;

             (xvii)  made any charitable or political contribution or;

             (xviii) entered into any transaction not in the ordinary course of its business;

             (xix) entered into or become aware of any agreement with respect to Shares; or

             (xx) entered into agreements or commitments of any nature to do any of the foregoing.

         5.8 TITLE TO AND CONDITION OF PROPERTIES AND ASSETS. The Company has good and marketable title to all of its properties and assets, including, without limitation, (i) all those used in the business, and (ii) those reflected in the April '97 Financials (except as thereafter sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except (i) the lien of current taxes not yet due and payable and (ii) as set forth in Schedule 5.6. Subsequent to April 30, 1997, the Company has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear, and neither the Company nor any property or asset owned or leased by the Company is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof. Said facilities, machinery, furniture, office and other equipment and assets of every type and kind owned by the Company are sufficient to enable the Company to operate its business.

         5.9 CERTAIN PROPERTIES. Schedule 5.9 sets forth all real estate either leased to the Company or owned by the Company and all personal property leased, orally or in writing, to the Company and specifies, in the case of real estate, the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee, the square footage of improvements and the acreage of land. Sellers have delivered to Buyer:

             (i) a copy of each lease by which the Company acquired title to or its interest in the leased real estate described in
                     Schedule 5.9,

             (ii) a copy of all title abstracts and title insurance policies the Company has for the real estate described in Schedule 5.9,

             (iii) a copy of the most recent survey or surveys the Company has for the real estate described in Schedule 5.9,

             (iv) a copy of all certificates of occupancy for the improvements on the real estate described in Schedule 5.9 and a copy of any variance granted with respect to any of such real estate described in Schedule 5.9 pursuant to applicable zoning laws or ordinances and

             (v) a copy of each lease by which the Company acquired its interest in the personal property described in Schedule 5.9, all of which documents are true and complete copies thereof as in effect on the date hereof.

The Company has not received any written notice from any governmental agency, board, bureau, body, department or authority of any United States or foreign jurisdiction, with respect to the use of any of the real estate described in
Schedule 5.9. Except as set forth in Schedule 5.9, there is no easement, right-of-way agreement, license, sublease, occupancy agreement or like instrument with respect to any of the real estate described in Schedule 5.9. Each lease pursuant to which the Company leases any real or personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any default by the Company, or any event that with notice or lapse of time or both would constitute such a default by the Company and with respect to which the Company has not taken adequate steps to prevent such default from occurring; all of such events, if any, and the aforesaid steps taken by the Company are set forth in Schedule 5.9. There is not under any such lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by the Company or any other party. Each property used in the business of the Company is reflected in the April '97 Financials in the manner and to the extent required by generally accepted accounting principles.

         5.10 TAX MATTERS.

             (i) All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company have been properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the April '97 Financials, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to:

                     (a) the Company's employees, payroll, income or gross receipts,

                     (b) the Company's ownership or use of any of its assets, or

                     (c) any other aspect of the Company's business, in each case including any and all interest and penalties.

             (ii) The Company has paid when due and payable all Charges required to be paid by it. The provisions for taxes due in the April '97

                     Financials are sufficient for all unpaid Charges.

             (iii) Schedule 5.10 sets forth for the Company those taxable years for which its tax returns are currently being audited by the Internal Revenue Service ("IRS"). No issue has been raised or settled in any such examination that, by application of similar principles, reasonably may be expected to result in an assertion of a material deficiency for any other taxable year not so examined that has not been accrued on the balance sheets of the Company as of April 30, 1997. The Company has not settled, issued or has entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that, by application of similar principles, reasonably may be expected to result in a material deficiency for any other taxable year not so examined (or currently under examination) that has not been accrued on the April '97 Financials in accordance with GAAP. There is no issue known to the Company relating to any

                     Charge (federal or otherwise) that, if determined adversely to the Company, would result in the assertion of any material deficiency for any taxable year that has not been accrued on the April '97 Financials.

             (iv) Except as set forth in Schedule 5.10, the Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charge.

             (v) Except as set forth in Schedule 5.10, the Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or agreed to have Section 341(f)(2) of the Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code). The Company has not made any payment, is obligated to make any payment, or is a party to any agreement that could under certain circumstances obligate it to make any payment, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement of federal income tax within the meaning of Section 6661 of the Code.

             (vi) Except as set forth in Schedule 5.10, none of the property owned by the Company is property which the Company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1986, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (vii) Except as set forth in Schedule 5.10, the Company has not agreed or has been requested to make any adjustment under
                     Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting methods.

             (viii) Except as set forth in Schedule 5.10, the Company has no obligation under any written tax sharing agreement.

         5.11 CONTRACTS. Except as set forth in Schedule 5.11, the Company is not a party to any written or oral:

             (i)     contract with any labor union;

             (ii) employment or consulting contract or other contract for services;

             (iii) lease, whether as lessee or lessor, with respect to any property, real or personal;

             (iv)    loan agreement or instrument relating to any indebtedness;

             (v) contract of purchase or sale with respect to the assets or business except in the ordinary course;

             (vi)    contract with any agent, dealer or distributor;

             (vii)   stand-by letter of credit, guarantee or performance bond;

             (viii) contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

             (ix) severance or bonus agreements with current or past employees;

             (x)     contract not made in the ordinary course of business;

             (xi) other contract, except insubstantial contracts for supplies or services.

Except as set forth in Schedule 5.11, the Company is not a party to any contract with any governmental authority. The Company is not a party to any contract that materially and adversely affects its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities. Each contract or other agreement listed in
Schedule 5.11 is in full force and effect and is valid and enforceable by the Company, in accordance with its, terms. Neither the Company nor any other party is in default in the observance or the performance of any term or obligation to be performed by them under any contract listed in Schedule 5.11. The Company is not a party to nor has it made any outstanding bid or contract proposal that, if accepted or entered into, might result in a loss to the Company. Sellers have delivered to Buyer true and complete copies of all contracts listed in Schedule
5.11 in effect on the date hereof.

         5.12 LITIGATION. Except as set forth in Schedule 5.12, there are no pending or threatened actions, suits, claims, proceedings, arbitrations or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving any of the Sellers, the Company or any of its properties or assets that (i) if asserted and decided adversely to any of the Sellers or the Company, could materially and adversely affect the operations (present or prospective) or the business (present or prospective) of the Company, or (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by any of the Sellers under this Agreement. Neither the Company nor any of its properties or assets, or any of the Sellers, is subject to any judicial or administrative judgment, order, decree or restraint. Schedule 5.12 lists all actions, arbitrations and lawsuits instituted against the Company during the preceding ten-year period.

         5.13 PATENTS AND TRADEMARKS. The Company owns the patents, trademarks, service marks, copyrights, trade names ("Intellectual Property") listed on Schedule 5.13 and it has the sole, exclusive and unqualified right to use the Intellectual Property in connection with its business in the United States and no other party has any rights to use any of the Intellectual Property. All of the federal and state registrations relative to the Intellectual Property and any licenses relative to the Intellectual Property are set forth on Schedule
5.13. The Company has not and is not infringing any patent, copyright, trademark, service mark, trade name, know-how, trade secret or other proprietary right of any other person. Neither any of the Sellers nor the Company knows of any potential claim of infringement of any patent, copyright, trademark, service mark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would materially and adversely affect the financial condition, business or operations of the Company.

         5.14 COMPLIANCE WITH LAWS. The Company has complied with and is in compliance with all federal, state, local and foreign statute, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations or such bases for any claims of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations, financial condition or prospects of the Company. Without limiting any of the foregoing or any other provisions of this Agreement and for purposes of example only, included herein are violations arising in the following areas: all matters relating to the environment, employee safety, fair labor standards, product safety, equal employment opportunity, Workmen's Compensation and Unemployment Compensation, federal, state and local taxes of all types, ERISA, COBRA, Immigration and Naturalization, and zoning. None of the Sellers know of any presently pending proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, ordinances, rules, regulations or restrictions with respect to which matters which, if adopted, would materially and adversely affect the business and/or operations of the Company.

         5.15 ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Wastes and

Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation). The Company has obtained and adhered to all necessary permits and other approvals, including, without limitation, interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and operated by the Company where Hazardous Wastes or Hazardous Substances have been treated, stored or disposed of. Sellers have made a diligent search and know of no location on any of the property of the Company where Hazardous Wastes and Hazardous Substances have entered or are likely to enter into the air, soil or groundwater. Sellers know of no on-site or off-site location to which the Company has transported Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended. The Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

         5.16 ERISA MATTERS. All employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company: (A) are qualified to the extent required by law under Section 401(a) of the Internal Revenue Code of 1954; (B) have been operated in all material respects in accordance with ERISA including, but not limited to, the fiduciary standards required by Title I, subtitle B,
Part 4 of ERISA; (C) have not engaged in any prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1954);
(D) have met the minimum funding standards contained in Title I, subtitle B,
Part 3 of ERISA and Section 412 of the Internal Revenue Code of 1954; (E) are not subject to liability to any multi-employer pension plan on account of "withdrawal" or plan "reorganization" (as those terms are defined in ERISA), or to the Pension Benefit Guaranty Corporation for any reason; (F) have not and are not currently undergoing (except as otherwise contemplated herein) a "partial" or "complete" termination (as defined in ERISA); and (G) are not subject to any "reportable events" (as defined in Section 4043 of ERISA), as of the Closing Date, except as otherwise contemplated herein. All employee welfare benefit plans of the Company, within the meaning of Section 3(1) of ERISA, have been operated in all material respects in accordance with ERISA and none are underfunded.

         5.17 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Schedule 5.17 lists all licenses, franchises, permits and other governmental authorizations held by the Company relative to the conduct of its business. Such licenses, franchises, permits and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on any of its business. The business of the Company is not being conducted, and no properties or assets of the Company relating thereto are owned or are being used by the Company, in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree. All services provided and/or products sold by the Company comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof.

         5.18 SEC AND ANTITRUST FILINGS. The Company has not ever issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and no security issued by the Company has ever been registered pursuant to the Securities Exchange Act of 1934, as amended. The Company has not ever purchased or sold any security of which it or any affiliate was the issuer at any time when the information publicly available relating to the Company at the time was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they made it, not false or misleading. Sellers are not required to file a Schedule 13E-3 Transaction Statement or a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law in respect to any action pursuant to or contemplated by this Agreement.

         5.19 CERTAIN TRANSACTIONS. Except as set forth in Schedule 5.19, there is no transaction, and no transaction now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of the Company or any associate of any such person had or has a direct or indirect material interest.

         5.20 FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

         5.21 ACCOUNTING PRACTICES. The Company makes and keeps accurate books and records reflecting its assets and its business operations and the Company maintains internal accounting controls that provide reasonable assurance that
(i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company is permitted only in accordance with management's authorization and (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.

         5.22 MINUTE BOOKS. The Company's minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors and committees thereof.

         5.23 INSURANCE. All properties and operations of the Company are insured for its benefit, in amounts deemed adequate by both the Company's Board of Directors and its management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Schedule 5.23 lists all such policies and the policy amounts. Sellers have delivered to Buyer true and complete copies of all such policies as in effect on the date hereof.

         5.24 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 5.24 sets forth (i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

         5.25 PRODUCT/SERVICE WARRANTIES.  Except as set forth in Schedule
5.25: (i) the Company has no unexpired, expressed, product or service warranty with respect to any product that it manufactures or sells or that it has heretofore manufactured or sold or any service that it provides or sells or has heretofore provided or sold; (ii) the Company has not received any notice of any claim based on any such product or service warranty; and (iii) Sellers do not know or have reasonable ground to know of any claim (actual or threatened) based on any such product or service warranty of which the Company has not received notice.

         5.26 CERTAIN DISCLOSURES.  Schedule 5.26 contains:

             (i) a list of all officers and other employees, agents and consultants of the Company whose current annual salary or rate of compensation (including bonus and incentive compensation) is $10,000 or more or to whom the Company has loaned funds.

         5.27 CUSTOMER RELATIONS. None of the Sellers is aware of any facts, conditions or circumstances which would indicate that any of the Company's customers intend to materially alter (i) the amount of their purchases from the Company or (ii) their relationship with the Company, or of any facts, conditions or circumstances which would have a material adverse effect upon the sales and earnings of the Company.

         5.28 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company and Sellers directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

         5.29 NO UNTRUE STATEMENTS. No statements by any of the Sellers contained in this Agreement and no written statement furnished by any of the Sellers or any officer, employee, counsel or other agent of any of the Sellers to Buyer pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact that affects, or in the future might reasonably be expected to affect, adversely the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of the Company or the Shares in any material respect that is not set forth in this Agreement or the Schedules.

                   6.   REPRESENTATIONS AND WARRANTIES OF BUYER.

         6.1 CORPORATE ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full power and authority to own its properties and to carry on its business as now being conducted.

         6.2 NO RESTRICTIONS. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not result in the breach of any agreement to which Buyer is a party, nor will it violate any of the provisions of Buyer's articles of incorporation or code of regulations as currently in effect.

         6.3 EXECUTION AND EFFECT OF AGREEMENT. Buyer has the corporate power to enter into and perform its obligations under this Agreement and the execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby, has been duly authorized by all necessary corporate action of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

         6.4 CONSENTS. To the best of Buyer's knowledge, except as set forth in Schedule 6.4 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained or made by or on behalf of Buyer in connection with the execution, delivery and performance of this Agreement or any instrument contemplated hereby or the consummation of the transaction contemplated hereby.

    7. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date of this Agreement until the Closing Date:

         (a) Sellers will cause the Company to furnish or cause to be furnished to the Buyer and its authorized representatives complete access to all books, records, customer lists, files and other information of Company relative to its business and its assets as well as any other information pertaining to the business and affairs of the Company as may reasonably be requested from time to time by Buyer, and Buyer and its authorized representatives may make such examinations and verifications of matters pertaining to the representations of the Sellers herein made as Buyer may reasonably deem necessary.

         (b) Sellers will cause the Company to conduct its business in the usual, ordinary and regular course, except for matters to which Buyer has given its prior consent. Sellers will cause the Company to maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of Missouri.

         (c) The Company will not take any action which will result in, and will use its best efforts to avoid, any material adverse change in the financial condition, properties or operation of the business of the Company.

         (d) There will be no dividends declared or paid or other distributions made in respect of the Shares or any redemption of the Shares by the Company.

         (e) The Company shall maintain in full force and effect all of its presently existing insurance coverage, or insurance comparable to such existing coverage.

         (f) The Sellers will not permit the Company to engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of business as heretofore conducted; provided, however, without the prior written consent of Buyer, the Sellers will not permit the Company to make any commitment to purchase or spend more than $1,000 or more;

         (g) The Sellers will not permit the Company to declare, authorize or pay any distribution or dividend to its stockholder and will not permit the Company to redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any shares of its stock;

         (h) Except as set forth on Schedule 5.7, the Sellers will not permit the Company to pay or obligate itself to pay any compensation, commission, bonus or severance to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement.

         (i) The Sellers will cause the Company to use its best efforts to preserve its business organization intact, to keep available to Buyer the services of the Company's employees and independent contractors and to preserve for Buyer the Company's relationships with suppliers, licensees, distributors and customers and others having business relationships with the Company;

         (j) The Sellers will not permit the Company to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of its properties or assets except in the ordinary course of business, and the Sellers will cause the Company to maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

         (k) The Sellers will not permit the Company to amend its Certificate of Incorporation or By-Laws;

         (l) The Sellers will not permit the Company to engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted;

         (m) The Sellers will not permit the Company to create or allow to be created any new liens, security interests, charges or encumbrances of any nature whatsoever on any of its properties or assets; and

         (n) Without limiting the foregoing, the Sellers will consult with Buyer regarding all significant developments, transactions and proposals relating to the business or operations or any of the assets or liabilities of the Company.

    8. BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close the transaction is subject to the condition that between the date of this Agreement and the Closing Date:

         (a) It shall not have discovered any material error or misstatement in any representations and warranties of the Sellers and a certificate dated as of the Closing Date signed by each of the Sellers certifying that the representations and warranties as set forth in Section 5 are accurate as of the Closing Date shall have been delivered to Buyer.

         (b) All terms and conditions of this Agreement to be performed and complied with by the Sellers shall have been performed and complied with on or before the Closing Date.

         (c) Nothing shall have happened to the Shares, the Company's assets or the Company's business nor will there have been any claim asserted against the Company which would reasonably be likely to materially and adversely affect
(1) the operations or net worth of the Company, (2) its business, or (3) its assets; and the Sellers shall have delivered to Buyer a certificate dated as of the Closing Date, covering the time period from the date of this Agreement to the Closing Date, signed by each of the Sellers to all such effects;

         (d) The Sellers shall have delivered to Buyer a certificate or certificates evidencing the Shares, which shall be duly endorsed for transfer as required in Section 4 hereinbefore.

         (e) The Sellers shall have delivered to Buyer an accurate list as of the Closing Date showing all material contracts and commitments entered into by Company since the date hereof;

         (f) Buyer shall have received executed agreements from Aasen, Gene Aasen and Michael Richler in the form attached hereto and incorporated herein as Exhibits 8(f)(1), 8(f)(2) and 8(f)(3), with only such changes therein to which the parties shall mutually agree.

         (g) Buyer shall have received from the Company a certified copy of resolutions of its directors, which shall approve and authorize the transactions contemplated by this Agreement;

         (h) The Sellers shall have provided Buyer with a certificate of good standing for the Company issued by the Secretary of State of Missouri as of a date reasonably close to such Closing Date;

         (i) The Sellers shall have obtained and delivered to Buyer all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         (j) Buyer shall have received an opinion, dated the Closing Date, of Sumner & Sumner, P.C., counsel for Seller, in form and substance satisfactory to Vorys, Sater, Seymour and Pease, counsel for Buyer, a copy of which is attached hereto as Exhibit 8(j).

         (k) The Sellers shall have delivered to Buyer the original corporate record books of the Company and the written resignations of all of the Company's directors and officers. All such resignation shall be effective as of the Closing Date.

         (l) There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of the Company's facilities, machinery, equipment or other assets.

         (m) The Sellers and Company shall have used their best efforts to obtain consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement.

         (n) The Company and the Sellers shall have diligently supported this Agreement in any proceeding before any regulatory authority whose approval of the transaction contemplated hereby is required.

         (o) Sellers shall have delivered to Buyer true and complete copies, certified by the Company's Secretary, of the resolutions which have been adopted by the Company's Board of Directors authorizing such sale and the consummation of such other transactions.

         (p) Buyer shall have received the written resignations dated as of the Closing Date of each of the directors and officers of the Company.

         (q) Aasen, as Managing Partner of The Robert J. Aasen Limited Liability Partnership, shall have executed and delivered to Buyer the Amendment to Industrial Lease with respect to the primary office building of the Company located at 5420 Milton Parkway, Rosemont, Illinois in the form attached hereto and incorporated herein as
Exhibit 8(q), with only such changes therein to which the parties shall mutually agree.

         (r)  Buyer shall have received a completed Phase I Environmental
Report (at Buyer's direction and expense) satisfactory to Buyer in Buyer's sole discretion; provided, however, that Buyer's decision to proceed with the closing of this transaction following receipt and review of any such environmental report shall in no way constitute a waiver of any claims Buyer may make under the terms of this Agreement.

    9. SELLERS' OBLIGATION TO CLOSE. The obligation of the Sellers to close the transactions is subject to the condition that at or before the Closing:

         (a) All representations and warranties of Buyer contained in paragraph 6 hereof shall be accurate as of the Closing Date and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer have been performed and a certificate to the foregoing effect dated as of the Closing Date and signed by an officer of Buyer shall have been delivered to the Sellers;

         (b) Sellers shall have received a certified copy of the resolutions of the directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

         (c) Buyer shall have delivered to the Sellers the consideration set forth in paragraph 2 hereof and Buyer shall have delivered the Escrow Deposit to the Escrow Agent;

         (d) Buyer shall have executed and delivered to Carole E. Aasen the Non-Competition Agreement in the forms attached hereto as Exhibit 8(f)(1), with only such changes to which the parties have mutually agreed;

         (e) Buyer shall have executed and delivered to Aasen, as Managing Partner of The Robert J. Aasen Limited Liability Partnership Director, the Amendment to Industrial Lease with respect to the primary office building of the Company located at 5420 Milton Parkway, Rosemont, Illinois in the form attached hereto and incorporated herein as Exhibit 8(q), with only such changes therein to which the parties shall mutually agree.

         (f) Sellers shall have received an opinion, dated the Closing Date, of Vorys, Sater, Seymour and Pease, counsel for Buyer, in form and substance satisfactory to Sumner & Sumner, P.C., counsel for Seller, a copy of which is attached hereto as Exhibit 9(f);

         (g) Buyer shall have obtained and delivered to the Sellers all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

         (h) Buyer shall have diligently supported this Agreement in any proceeding before any regulatory authority whose approval of the transactions contemplated hereby is required and use its best efforts so that the other conditions precedent to the obligations of the Sellers set forth in Section 9 hereof are satisfied;

         (i) Buyer will not have knowingly taken any action which could reasonably be expected to interfere unreasonably with the business or operations of the Company.

         10. GUARANTEE OF COLLECTIBILITY OF RECEIVABLES OF THE COMPANY. (A) Subject to the limitations set forth in this Section 10, Sellers guarantee to Buyer that, except to the extent of the reserve for doubtful accounts shown on the April '97 Financials, all accounts and notes receivable and other receivables reflected on said balance sheet (the "Receivables") are and will be valid and legally binding obligations of the persons owing said amounts to the Company and that the full amount of the Receivables will be paid to Company or Buyer on or before the date occurring ninety (90) days after the Closing Date, provided that this guarantee shall not be applicable or effective if the nonpayment of a Receivable results from any claim or offset asserted against Company or Buyer by the account debtor.

         (B) If any part of the Receivables has not been paid on or before the date occurring ninety (90) days after the Closing Date and such nonpayment does not result from any claim or offset asserted against Company or Buyer by the account debtor, then to the extent that such unpaid part of the Receivables exceeds the reserve for doubtful accounts shown on the Closing Balance Sheet, Company may reassign on or before thirty (30) days thereafter to the Sellers all or any part of the unpaid part of the Receivables, free and clear of any security interest, lien or other encumbrance arising on or after the Closing, in which event the Sellers shall pay to Buyer in cash or by certified check that amount equal to such reassigned part of the unpaid part of the Receivables.

         11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; EFFECT OF CLOSING.
The parties hereto agree that the representations and warranties contained in this Agreement, or in any Schedule, certificate, document or instrument delivered in connection herewith, shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter made or omitted by any party hereto and shall survive the Closing. The election of Buyer to proceed with the Closing shall not be construed as a waiver of any of its rights hereunder and the waiver or any such right shall not be deemed a waiver of any other right derived hereunder.

         12. SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights of Buyer and obligations of the Sellers under this Agreement, including, without limitation, Buyer's rights to purchase the Shares and the Sellers' obligation to sell the Shares, may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy to Buyer shall, however, not be exclusive and shall be in addition to any other remedies which Buyer may have under this Agreement or otherwise.

         13. SELLERS' INDEMNIFICATION OBLIGATIONS. (A) Subject to the terms and conditions of this Section 13, the Sellers agree, jointly and severally, to indemnify and hold Buyer harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses) (each a

"Loss" and collectively "Losses"), except as expressly limited by the terms of
Section 13(B) resulting from or relating to:

             (i) any misrepresentation or breach of any warranty or agreement by the Sellers contained in this Agreement or in any Schedule of the Sellers or any certificate delivered by the Sellers at the Closing;

             (ii) any breach of any covenant of the Sellers contained in this Agreement and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification;

             (iii) consummation of the acquisition of the Company by Buyer to any third party with whom Sellers or Sellers' agents have had discussions regarding the disposition of the Company.

         (B) LIMITATION ON SELLERS' INDEMNIFICATION OBLIGATIONS. The Sellers shall have no obligation to provide indemnification pursuant to Section 13(A) except to the extent that the aggregate amount of indemnification to which Buyer, but for this Section 13(B) otherwise shall have become entitled hereunder, shall exceed $5,000.00, in which case Sellers shall be liable for the full amount of such Losses but not to exceed $4,000,000.00 in the aggregate.

         (C) BUYER'S INDEMNIFICATION OBLIGATIONS. Subject to the terms and conditions of this Section 13, Buyer agrees to indemnify and hold the Seller's harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), resulting from or relating to:

             (i) any misrepresentation or breach of any warranty or agreement by Buyer contained in this Agreement or in any Schedule of the Sellers or any certificate delivered by Buyer at the Closing;

             (ii) any breach of any covenant of Buyer contained in this Agreement and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

         14. PROCEDURE FOR INDEMNIFICATION CLAIMS BY BUYER. (A) The indemnification obligations of the Sellers pursuant to Section 13(A) shall be conditioned upon compliance by Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

             (i) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, by Buyer hereto (the "Aggrieved Party") which could result in liability of the Sellers (collectively the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

             (ii) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

             (iii) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Aggrieved Party of the latter's intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrowee mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the

                     Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying

                     Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this paragraph (iii) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Aggrieved Party in the defense against such claim, action or proceeding.

             (iv) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (ii) and (iii), respectively, of this Section 14(A), the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees an agents reasonably incurred in connection with providing such cooperation but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

         (B) PROCEDURE FOR INDEMNIFICATION CLAIMS BY SELLERS. The indemnification obligations of Buyer pursuant to Section l3(C) shall be conditioned upon compliance by the Sellers with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

             (i) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, by Seller hereto (collectively the "Aggrieved Party") which could result in liability of Buyer (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

             (ii) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages, and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

             (iii) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Aggrieved Party of the latter's intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrowee mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the Aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the

                     Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying

                     Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this paragraph (iii) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Aggrieved Party in the defense against such claim, action or proceeding.

             (iv) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (ii) and (iii), respectively, of this Section 14(A), the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

         15. NO INDEMNIFICATION OF SELLERS BY THE COMPANY. The Sellers agree that no provision in the Certificate of Incorporation or By-Laws of the Company or otherwise for the indemnification of Sellers shall be invoked by them or on their behalf to avoid or vitiate his indemnification obligations under Section 13.

         16. TERMINATION BY BUYER. Buyer may, without liability to Sellers, terminate this Agreement by notice to Sellers at any time prior to the Closing.

         17. TERMINATION BY SELLERS. The Sellers may, without liability to Buyer, terminate this Agreement by notice to Buyer:

             (i) at any time prior to the Closing if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, or

             (ii) at the Closing if any of the conditions precedent to the performance of Sellers' obligations at the Closing shall not have been fulfilled.

         18. EFFECT OF TERMINATION. If this Agreement is terminated, this Agreement shall no longer be of any force or effect (with the exception of the indemnification obligations contained in Section 13(A) and Section 13(C), which shall survive the termination of the Agreement) and there shall be no liability on the part of any party or their respective directors, officers or shareholders or agents except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 21 of this Agreement. If this Agreement shall be terminated, each party will (i) redeliver all documents and work papers, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

         19. UPDATING INFORMATION. The Company and the Sellers shall promptly deliver to Buyer any information concerning events subsequent to the date of this Agreement which is necessary to supplement the information contained in and made a part of the representations and warranties of the Sellers contained herein, including in the schedules thereto, in order that the information herein is kept current, complete and accurate, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the other provisions of this Agreement.

         20. USE OF NAME. The Sellers shall not use the name "Data Air Courier", or any derivatives thereof in any way whatsoever at any time after the Closing.

         21. EXPENSES. Whether or not the Closing is consummated, except as otherwise provided in Section 18 and as specifically set forth below in this
Section 21, each of the parties will pay all of their own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement. If Closing is consummated, Buyer shall pay Sellers' legal, accounting and brokers fees submitted in writing to Buyer by Sellers up to a maximum of $350,000.00 in the aggregate and in proportion to ownership interest and to the extent such fees may be payable by Buyer under present law. At Closing, said funds shall be paid by Buyer by check issued to Sellers' attorney's trust account to be disbursed therefrom. Remittance by Buyer to said account shall relieve Buyer of any further obligation under this Section 21. In any event, whether or not the Closing is consummated, the Sellers shall pay all sales, transfer, excise and similar taxes, if any, which may be due to any jurisdiction or governmental body as a result of the transfer of the Shares.

         22. WAIVER. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

         23. NOTICES. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows:

         In the case of Buyer:

              AirNet Systems, Inc.
              Port Columbus International Airport
              3939 International Gateway
              Columbus, Ohio  43219
              Attention:  President

         with a copy to:

              Russell M. Gertmenian, Esq.
              Vorys, Sater, Seymour and Pease
              52 East Gay Street
              Columbus, Ohio  43212


         In the case of Sellers:

              Carole E. Aasen Revocable Trust of
              October 28, 1996, Carole E. Aasen, sole trustee
              27 W. 210 Fleming Drive
              Winfield, IL  60190

         with a copy to:

              Lawrence C. Sumner, Esq.
              Sumner & Sumner, P.C.
              Commerce Bank Building
              11 S. Meramec Avenue, Suite 1400
              St. Louis, MO 63105-1793


              Thomas M. McQuaid and Judith A. McQuaid,
              as joint tenants with right of survivorship
              18452 Basswood Street
              Fountain Valley, CA  92708

         with a copy to:

              David Winfield, Esq.
              578 Duane Street (Suite A)
              Glen Ellyn, IL  60137

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

         24. SEVERABILITY. In case any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         25. ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

         26. ASSIGNABILITY OF RIGHTS UNDER THIS AGREEMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties, except that Buyer shall have the right at any time to assign its rights and/or obligations hereunder to any entity affiliated with it. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         27. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of

Ohio without regard to choice of law or conflicts of law principles.

         28. HEADINGS; REFERENCES TO SECTIONS, EXHIBITS AND SCHEDULES. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The reference herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

         29. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.


                        THE REMAINDER OF THIS PAGE
                         INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLERS                           By: /s/ Carole E. Aasen
                                     ---------------------
                                       Carole E. Aasen

/s/ Carole E. Aasen
--------------------------------
Carole E. Aasen, as sole trustee
under the Carole E. Aasen         BUYER
Revocable Living Trust of
October 28, 1996                  AIRNET SYSTEMS, INC.


/s/ Thomas M. McQuaid             By: /s/ Eric P. Roy
--------------------------------     --------------------------
Thomas M. McQuaid                      Eric P. Roy
                                  Its: Executive Vice President

/s/ Judith A. McQuaid
--------------------------------
Judith A. McQuaid

               LIST OF EXHIBITS AND SCHEDULES TO STOCK PURCHASE AGREEMENT
                DATED AS OF JULY 14, 1997 AMONG (i) AIRNET SYSTEMS, INC.
                       (ii) CAROLE E. AASEN, INDIVIDUALLY, AND
                   (iii) CAROLE E. AASEN, AS SOLE TRUSTEE UNDER THE
               CAROLE E. AASEN REVOCABLE LIVING TRUST OF OCTOBER 28, 1996,
                      AND THOMAS M. MCQUAID AND JUDITH A. MCQUAID,
                      AS JOINT TENANTS WITH RIGHT OF SURVIVORSHIP

Exhibits
--------

Exhibit 1          - Ownership Interests

Exhibit 2          - Escrow Agreement

Exhibit 8(f)(1)    - Covenant Not to Compete Agreement with Carole E. Aasen

Exhibit 8(f)(2)    - Covenant Not to Compete Agreement with Gene Aasen

Exhibit 8(f)(3)    - Covenant Not to Compete Agreement with Michael Richler

Exhibit 8(j)       - Opinion of Sellers' Counsel

Exhibit 8(q)       - Amendment to Industrial Building Lease

Exhibit 9(f)       - Opinion of Buyer's Counsel


Schedules:
----------

Schedule 5.2       - Jurisdictions in which Data Air Courier, Inc. is
                     authorized to do business; Identification of officers and directors of Data Air Courier, Inc.

Schedule 5.6       - Notes to Financial Statements

Schedule 5.7       - Statement of No Material Change

Schedule 5.8       - Title to and Condition of Properties

Schedule 5.10      - Tax Matters

Schedule 5.11      - Contracts

Schedule 5.12      - Litigation

Schedule 5.13      - Patents and Trademarks

Schedule 5.17      - Governmental Authorizations and Regulations

Schedule 5.19      - Certain Transactions

NOTE: AirNet Systems, Inc. hereby agrees to furnish supplementally a copy of any omitted Exhibits and Schedules to the Securities and Exchange Commission upon request.

                                  AGREEMENT


    This Agreement, made and entered into as of July 31, 1997, among (i) AirNet Systems, Inc., an Ohio corporation ("Buyer"), (ii) Carole E. Aasen ("Aasen"), individually and (iii) Carole E. Aasen, as sole trustee under the Carole E. Aasen Revocable Living Trust of October 28, 1996, and Thomas M. McQuaid and Judith A. McQuaid, as joint tenants with right of survivorship (individually, "Seller" and collectively, "Sellers").

                                  WITNESSETH:

    WHEREAS, Buyer has entered into a Stock Purchase Agreement, dated as of July 14, 1997 (the "Stock Purchase Agreement") with Sellers, to purchase the outstanding shares of capital stock of Data Air Courier, Inc. (the "Company"); and

    WHEREAS, Buyer and Sellers have determined that certain provisions within the Stock Purchase Agreement should be modified or clarified;

    NOW, THEREFORE, Buyer and Sellers do hereby agree as follows:

    1. Texas Commerce Bank National Association shall serve as the Escrow Agent for purposes of Section 2.3 of the Stock Purchase Agreement instead of NationsBank Dallas.

    2. As permitted under Section 3 of the Stock Purchase Agreement, Buyer and Sellers agree that the closing of the purchase and sale of the shares of capital stock of the Company shall take place at the office of Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio on July 31, 1997.

    3. The first sentence of Section 2.2 (a) of the Stock Purchase Agreement shall be modified to read as follows:

    (a) The Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the amount (positive or negative) by which the Net Working Capital of the Company on the Closing Date differs from the Net Working Capital of the Company as reflected in the April '97 Financial Statements set forth in Schedule 5.6.

    4. Sellers hereby certify, as contemplated by Section 8(e) of the Stock Purchase Agreement, that no material contracts or commitments have been entered into by the Company since July 14, 1997.

    IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first set forth above.

Sellers:                               Buyer:
--------                               ------

                                       AirNet Systems, Inc.


 /s/ Carole E. Aasen                   By: /s/ William R. Sumser
-------------------------------           -------------------------------
Carole E. Aasen
                                       Its: Vice President-Finance


 /s/ Carole E. Aasen
-------------------------------
Carole E. Aasen, as sole
  Trustee under the Carole E.
  Aasen Revocable Living
  Trust of October 28, 1996



 /s/ Thomas M. McQuaid
-------------------------------
Thomas M. McQuaid



 /s/ Judith A. McQuaid
-------------------------------
Judith A. McQuaid

                                   AGREEMENT

    This Agreement, made and entered into as of July 31, 1997, among (i) AirNet Systems, Inc., an Ohio corporation ("Buyer"), (ii) Carole E. Aasen ("Aasen"), individually and (iii) Carole E. Aasen, as sole trustee under the Carole E. Aasen Revocable Living Trust of October 28, 1996, and Thomas M. McQuaid and Judith A. McQuaid, as joint tenants with right of survivorship (individually, "Seller" and collectively, "Sellers").

                                  WITNESSETH:

    WHEREAS, Buyer and Sellers have entered into a Stock Purchase Agreement, dated as of July 14, 1997, and an Agreement, dated July 31, 1997
(collectively, the "Purchase Agreement"), providing for the purchase and sale of the outstanding shares of capital stock of Data Air Courier, Inc. (the "Company"); and

    WHEREAS, Buyer and Sellers have determined that certain provisions within the Purchase Agreement should be modified or clarified;

    NOW, THEREFORE, Buyer and Sellers do hereby agree as follows:

    1. The first sentence of Section 2.2(a) of the Purchase Agreement shall be further modified to read as follows:

    (a) The Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the amount (positive or negative) by which the Net Working Capital of the

         Company on the Closing Date differs from the Net Working Capital of the Company as reflected in the April 30, 1997 Financial Statements set forth in Schedule 5.6; provided, however that no Purchase Price Adjustment (positive or negative) shall be made unless the amount thereof is at least $50,000 and the Purchase Price Adjustment shall only be made to the extent that it exceeds $50,000.

    2. Section 2.2(c) of the Purchase Agreement shall be amended to read as follows:

    (c) If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) is a positive amount in excess of $50,000, then Buyer shall pay to Sellers such excess amount in immediately available funds on or before July 31, 1998.
         If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) is a negative amount in excess of $50,000, then Sellers shall cause such excess amount, together with any interest accrued thereon from the date of the final determination of the Purchase Price Adjustment until July 31, 1998, to be disbursed to Buyer from the escrow established pursuant to Section 2.3 of this Agreement, on July 31, 1998.

    3. Section 2.3 of the Purchase Agreement shall be amended to add the following as a second paragraph thereof:

    In addition to the recoveries which Buyer may make from the Escrow account pursuant to the first paragraph of this Section 2.3, Buyer shall be entitled to disbursement from the Escrow account of any negative amount of the Purchase Price Adjustment in excess of $50,000, plus accrued interest, as contemplated by Section 2.2(c) of this Agreement.

    4.   Buyer and Sellers shall cause the Escrow Agreement contemplated by
Section 2.3 of the Agreement to be amended to the extent necessary to accommodate and reflect the amendments to Section 2.2(c) and 2.3 of the Purchase Agreement provided for in this Agreement. To the extent that the provisions of the Escrow Agreement conflict with the provisions of the Purchase Agreement, as amended by this Agreement, such provisions of the Purchase Agreement shall control.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first set above.


Sellers                                Buyer:
-------                                ------
                                       AirNet Systems, Inc.


 /s/ Carole E. Aasen                   By: /s/ William R. Sumser
-------------------------------           -------------------------------
Carole E. Aasen
                                       Its: Vice President - Finance
                                          -------------------------------

 /s/ Carole E. Aasen
-------------------------------
Carole E. Aasen, as Sole
  Trustee under the Carole E.
  Aasen Revocable Living Trust



 /s/ Thomas M. McQuaid
-------------------------------
Thomas M. McQuaid


 /s/ Judith A. McQuaid
-------------------------------
Judith A. McQuaid


                                      -3-